Exhibit 99.1

- NEWS RELEASE -

Date:	April 19, 2004

Source:	Crescent Financial Corporation (919) 460-7770

Crescent Financial Corporation

Announces 28% Earnings Increase for

First Quarter 2004

CARY, N.C. – Crescent Financial Corporation, parent company of Crescent State Bank, reported net income for the three-month period ended March 31, 2004 of $464,000 compared with $363,000 for the comparative period ended March 31, 2003, representing a 28% increase in earnings. Diluted earnings per share for both periods was $.12. The increase in net income did not result in an increase in earnings per share due to the issuance of 405,000 shares to complete the acquisition of Centennial Bank in late August 2003.

Earnings for the current period compared to a year ago were positively impacted by increases in both net interest income ($839,000 or 54%) and non interest income ($187,000 or 62%). A slight decline in mortgage loan origination income was more than offset by increases in other non interest categories such as brokerage referral income and fees on deposit accounts. Non interest expenses increased by $755,000 or 64% compared to the prior year period. The increases were predominately related to compensation, occupancy and data processing expense as Crescent continued to expand its franchise growing from four full service offices at March 31, 2003 to seven full service offices and a loan production office at March 31, 2004. Strong loan growth during the first quarter of 2004 resulted in an increase in the provision for loan losses of $147,000 or 136% over the prior year provision.

Crescent Financial Corporation reported a 56% increase in total assets over the past twelve months growing to $323 million as of March 31, 2004 from $207 million at March 31, 2003. Total net loans grew by $100 million or 77% to $231 million at March 31, 2004 compared with $131 million at March 31, 2003. Total deposits increased by $98 million to $276 million at March 31, 2004 from $178 million a year ago.

Commenting on the performance, Mike Carlton, President and Chief Executive Officer stated, “I would like to thank our dedicated employees for their hard work in producing another quarter of solid growth. The 28% net income growth over the same quarter last year is a great start for the year. We are confident that our strategic actions have provided us with a solid foundation for long-term earnings growth.”

Crescent State Bank is a non-member state chartered bank operating seven banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines and Pinehurst, North Carolina. The Bank also operates a loan production office in Sanford, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Small Cap Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited its Annual Report on Form 10-KSB and its other periodic reports.

Crescent Financial Corporation and Subsidiary

Consolidated Comparative Income Statements (Unaudited)

(000s omitted except for per share data)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Interest Income	3,616	2,336
Interest Expense	1,231	790

Net interest income	2,385	1,546
Provision for loan losses	256	108

Net interest income after provision for loan losses	2,129	1,438

Non-interest income	492	304
Non-interest expense	1,932	1,177

Income before taxes	689	565

Income tax expense (benefit)	225	202

Net income	464	363

Basic Net Income per Share Outstanding (a)	.13	.12

Diluted Net Income per Share Outstanding (a)	.12	.12

Weighted Average Number of Shares Outstanding Basic (a)	3,510,079	2,957,685

Weighted Average Number of Shares Outstanding Diluted (a)	3,705,139	3,059,735

(a)	2003 per share data has been adjusted to reflect the 6-for-5 stock split, effected as a stock dividend, paid during the second quarter of 2004.

Crescent Financial Corporation and Subsidiary

Consolidated Balance Sheets (Unaudited)

(000s omitted)

	March 31, 2004	March 31, 2003	$ Change	% Change
Assets
Cash and non-interest bearing deposits	8,249	6,865	1,384	20
Interest-earning deposits with banks	738	1,606	(867)	(54)
Federal funds sold	25,772	37,411	(11,639)	(31)
Securities available for sale	40,657	26,495	14,162	53
Loans Receivable, net of allowance	231,067	130,770	100,297	77
Accrued interest and dividends receivable	1,026	660	366	55
Federal Home Loan Bank stock	694	500	194	39
Premises and equipment, net	3,015	1,724	1,291	75
Investment in life insurance	5,127	—	5,127	NM
Goodwill	3,600	—	3,600	NM
Other assets	3,105	1,028	2,077	202
Total Assets	323,050	207,059	115,991	56

Liabilities and Stockholders’ Equity
Liabilities
Total Deposits	276,167	178,492	97,675	56
Borrowed funds	12,219	10,000	2,219	22
Trust preferred securities	8,000	—	8,000	NM
Accrued interest payable	438	211	227	108
Accrued expenses and other liabilities	1,276	435	841	193
Total Liabilities	298,100	189,138	108,962	58

Stockholders’ Equity
Total Stockholders’ Equity	24,950	17,921	7,029	39

Total Liabilities and Stockholders’ Equity	323,050	207,059	115,991	56

Crescent Financial Corporation

Selected Financial Ratios

(000s omitted except per share data)

(unaudited)

	As of or for the three months ended March 31,
	2004	2003
Per share data: (a)
Basic earnings per share	$0.13	$0.12
Diluted earnings per share	0.12	0.12
Book value per share	7.11	6.06

Performance ratios:
Return on average assets	0.65%	0.86%
Return on average equity	7.51%	8.17%
Net interest margin	3.57%	3.84%

Asset quality:
Nonperforming loans	364	186
Nonperforming loans to total loans	0.16%	0.14%
Allowance for loan losses	1.51%	1.38%

Capital ratios:
Equity to total assets	7.72%	8.65%

(a)	2003 per share data has been adjusted to reflect the 6-for-5 stock split effected as a stock dividend paid during the second quarter of 2004.